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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 2)*

                                PJ AMERICA, INC.

      -------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK

      -------------------------------------------------------------------
                         (Title of Class of Securities)

                                    72585Q10

      -------------------------------------------------------------------
                                 (CUSIP Number)



      -------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ]  Rule 13d-1(b)
                                [ ]  Rule 13d-1(c)
                                [X] Rule 13d-1(d)

    * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              A FEW VALUABLE BUSINESSES PARTNERSHIP
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                    180,325
   Beneficially     6.    Shared Voting Power                        0
  Owned By Each     7.    Sole Dispositive Power               180,325
 Reporting Person   8.    Shared Dispositive Power                   0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

              180,325
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               3.1%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              TEAM PARTNERSHIP
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                    11,081
   Beneficially     6.    Shared Voting Power                       0
  Owned By Each     7.    Sole Dispositive Power               11,081
 Reporting Person   8.    Shared Dispositive Power                  0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

              11,081
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               Less than 1%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              CAPITAL PARTNER INVESTMENTS PARTNERSHIP
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                      278,400
   Beneficially     6.    Shared Voting Power                          0
  Owned By Each     7.    Sole Dispositive Power                 278,400
 Reporting Person   8.    Shared Dispositive Power                     0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

              278,400
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               4.9%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              JOHN M. DAY
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                      70,481
   Beneficially     6.    Shared Voting Power                   604,125
  Owned By Each     7.    Sole Dispositive Power                 70,481
 Reporting Person   8.    Shared Dispositive Power              604,125
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

              674,606
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               11.8%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              MAYNARD CAPITAL PARTNERS, L.L.C.
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [x]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                      423,800
   Beneficially     6.    Shared Voting Power                          0
  Owned By Each     7.    Sole Dispositive Power                 423,800
 Reporting Person   8.    Shared Dispositive Power                     0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

              423,800
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               7.4%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              OO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              INVESTORS MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                            0
   Beneficially     6.    Shared Voting Power                    604,125
  Owned By Each     7.    Sole Dispositive Power                       0
 Reporting Person   8.    Shared Dispositive Power               604,125
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

              604,125
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               10.5%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              CO
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              JAMES MAYNARD
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              United States
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                      7,000
   Beneficially     6.    Shared Voting Power                  604,125
  Owned By Each     7.    Sole Dispositive Power                 7,000
 Reporting Person   8.    Shared Dispositive Power             604,125
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

              611,125
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               10.7%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              IN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              WORTHY COMPANIES PARTNERSHIP
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only
--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              North Carolina
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                     145,400
   Beneficially     6.    Shared Voting Power                         0
  Owned By Each     7.    Sole Dispositive Power                145,400
 Reporting Person   8.    Shared Dispositive Power                    0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

              145,400
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               2.5%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              PN
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
     1. Name of Reporting Person
        S.S. or I.R.S. Identification No. of Reporting Person

              GENE T. AMAN
--------------------------------------------------------------------------------
     2. Check the Appropriate Box if a Member of a Group
        (See Instructions)                                       (a) [ ]
                                                                 (b) [X]
--------------------------------------------------------------------------------
     3. SEC Use Only

--------------------------------------------------------------------------------
     4. Citizenship or Place of Organization

              United States
--------------------------------------------------------------------------------
 Number of Shares   5.    Sole Voting Power                      4,570
   Beneficially     6.    Shared Voting Power                        0
  Owned By Each     7.    Sole Dispositive Power                 4,570
 Reporting Person   8.    Shared Dispositive Power                   0
      With:
--------------------------------------------------------------------------------
     9. Aggregate Amount Beneficially Owned by Each Reporting Person

              4,570
--------------------------------------------------------------------------------
    10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares
        (See Instructions)

              Not Applicable
--------------------------------------------------------------------------------
    11. Percent of Class Represented by Amount in Row (9)

               Less than 1%
--------------------------------------------------------------------------------
    12. Type of Reporting Person (See Instructions)

              IN
--------------------------------------------------------------------------------

Item 1. Issuer

         (a)PJ America, Inc.
         (b)2300 Resource Drive, Birmingham, Alabama 35242

Item 2. Persons Filing

         (a) 1. A Few Valuable Businesses Partnership
             2. Team Partnership
             3. Capital Partner Investments Partnership
             4. John M. Day
             5. Maynard Capital Partners, L.L.C.
             6. Investors Management Corporation
             7. James Maynard
             8. Worthy Companies Partnership
             9. Gene T. Aman


        The Reporting Persons have previously filed with the SEC a copy of an agreement and power of attorney by and among the Reporting Persons granting John M. Day and Gene T. Aman the power to execute and file this Amendment to Schedule 13G with the SEC on behalf of each of the Reporting Persons.

The executive officers and directors of Investors Management Corporation are as follows:

            Name                     Position
            ----                     --------

            James H. Maynard         Chairman, President, Chief Executive
                                     Officer, Treasurer and Director
            Gene T. Aman             Vice President
            Ronald M. Barbee         Vice President
            John M. Day              Vice President
            Richard A. Urquhart III  Vice President-Finance, and Secretary
            Doris F. Baldwin         Assistant Secretary
            Robert B. Heyward        Assistant Secretary
            Mark E. Burling          Assistant Secretary
            Wayman O. Leftwich, Jr.  Director
            Paul A. DelaCourt        Director
            Ira J. Hechler           Director
            Louis W. Sewell          Director

         (b)Address of the principal business office of each of the persons identified in 2(a) above: 5151 Glenwood Avenue, Raleigh, North Carolina 27612 (except for Variety Wholesalers, Inc. and John W. Pope, each of whose principal business address is 3401 Gresham Lake Road, Raleigh, North Carolina 27615)
         (c)See Row (4) on Pages 2-10
         (d)Common Stock
         (e)Cusip Number 72585Q10

Item 3. Filing Pursuant to Rules 13d-1(b) or 13d-2(b)

            Not Applicable

Item 4. Ownership

         (a)See Row (9) on Pages 2-10

         (b)See Row (11) on Pages 2-10

         (c)See Rows (5)-(8) on Pages 2-10

Item 5. Ownership of Five Percent or Less of a Class

            Not Applicable

Item 6. Ownership of More than Five Percent on Behalf of Another Person

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

            Not Applicable

Item 8. Identification and Classification of Members of the Group

            See Exhibit 1 attached to this filing for identification of each member of the group filing the original Schedule 13G pursuant to Rule 13d-1(c), Amendment No. 1 thereto pursuant to Rule 13d-2(d) and this Amendment No. 2 pursuant to Rule 13d-2(b).


Item 9. Notice of Dissolution of Group

            Not Applicable

Item 10.    Certification

            (a)   Not Applicable

            (b) By signing below, the undersigned hereby certify that, to the best of their knowledge and belief, the securities reported herein were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

                  After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

                  Dated:      February 16, 1999

                                    A Few Valuable Businesses Partnership



                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day,
                                        Managing Partner


                                    Team Partnership



                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day,
                                        Managing Partner



                                    Capital Partner Investments Partnership



                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day,
                                        Managing Partner



                                    Maynard Capital Partners, L.L.C.


                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day,
                                        Managing Partner

                                    Investors Management Corporation


                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day
                                        Attorney-in-Fact1

                                          /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day

                                          /s/ Gene T. Aman        (SEAL)
                                        --------------------------
                                        Gene T. Aman

                                    James Maynard


                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day
                                        Attorney-in-Fact1

                                    Worthy Companies Partnership


                                    By:   /s/ John M. Day         (SEAL)
                                        --------------------------
                                        John M. Day,
                                        Managing Partner


----------
1 A power of attorney authorizing Mr. Day to act on behalf of certain of the Reporting Persons for the purpose of complying with Sections 13(d) and 13(g) of the Act previously has been filed with the SEC.